                                                                    EXHIBIT 10.2

                         TRANSITION SERVICES AGREEMENT


     THIS TRANSITION SERVICES AGREEMENT (this "Agreement") is executed and made effective this 25th day of November, 1996, by and between TYSON FOODS, INC., a Delaware corporation ("Tyson"), and GORGES/QUIK-TO-FIX FOODS, INC., a Delaware corporation ("Buyer").

     WHEREAS, prior to the date hereof, Tyson owned and operated as a division its beef further processing operations under the name of Gorges/Quik-to-Fix Foods (the "Business"); and

     WHEREAS, pursuant to that certain Asset Purchase Agreement by and among Tyson, certain subsidiaries of Tyson and Buyer dated October 17, 1996 (the "Purchase Agreement"), Tyson has sold and/or caused to be sold to Buyer substantially all of the assets of the Business; and

     WHEREAS, as a material inducement to Buyer to enter into the Purchase Agreement, Tyson has agreed to provide certain services to Buyer relating to the Business on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   DESCRIPTION OF SERVICES.  Subject to the terms and provisions of this
          -----------------------
Agreement, Tyson shall provide Buyer with those services with respect to the operation of the Business as set forth on EXHIBITS A through C hereto (the "Services"). Tyson shall supply all personnel and all equipment, software, office supplies and other materials necessary or required for Tyson to perform such Services to the standards and upon the terms set forth herein; provided, however, that in performing such Services (i) Tyson may utilize any of Buyer's personnel who were utilized in providing the Services to the Business immediately prior to the date hereof and any equipment, software, office supplies and other materials which constitute a part of the Purchased Assets (as such term is defined in the Purchase Agreement), and (ii) Tyson shall not be required to hire additional personnel or acquire additional equipment, software, office supplies or other materials from that used in providing the Services to the Business immediately prior to the date hereof (except that Tyson will restock and replenish office supplies and other materials as necessary).

     2.   TERM OF SERVICES.  Tyson shall provide the Services for the period
          ----------------
commencing on the date hereof and ending on the first anniversary of the date hereof, subject to earlier termination of this Agreement and Tyson's obligations hereunder as to all or a portion of the Services, as set forth in Section 8 hereof.

     3.   CONSIDERATION FOR SERVICES.  During the period beginning on the date
          --------------------------
hereof and ending on the 180th day after the date hereof (the "Initial Period"), Tyson shall provide the Services at no cost to Buyer, the parties acknowledging and agreeing that such Services are being provided as part of the consideration for Buyer's agreements under the Purchase Agreement. For any Services provided after the Initial Period, Buyer shall pay Tyson an amount for such Services as the parties shall agree upon, and each party shall negotiate in good faith to agree upon a reasonable amount; provided, however, that if the parties are not able to agree upon such an amount, Buyer shall pay to Tyson $120,000 per calendar month for each calendar month in which all of the Services are provided hereunder, it being the intent of the parties that such amount be prorated if less than all of the Services are provided hereunder during such month. In the event that, either during the Initial Period or after, Buyer requests Tyson to increase the type or level of the Services beyond that which was provided to the Business immediately prior to the date hereof, Buyer and Tyson shall negotiate in good faith to determine a reasonable fee for such increase which Buyer shall pay to Tyson therefor; provided, however, that Tyson shall be under no obligation to provide any such increase in Services unless a mutual agreement is reached with respect thereto. Any monthly amount payable as provided in the preceding sentence shall be pro rated for any partial month.

     4.   TERMS OF PAYMENT.  With respect to any Services for which payment is
          ----------------
required pursuant to Section 3 above, Tyson shall submit in writing invoices covering said charge to Buyer hereunder not later than twenty (20) days following the end of the calendar month in which such Services are provided. Payment shall be made no later than thirty (30) days after the invoice date.

     5.   METHOD OF PAYMENT.  All amounts payable by Buyer for any Services
          -----------------
shall be remitted to Tyson in United States dollars to a bank to be designated in the invoice or otherwise in writing by Tyson, unless otherwise provided for and agreed upon in writing by the parties.

     6.   COORDINATORS.  Each party shall appoint one individual who shall serve
          ------------
as a contact person for purposes of communicating with the other party and carrying out this Agreement, and who shall be authorized to act on behalf of his or her respective party as to matters pertaining to this Agreement. Effective upon execution of this Agreement, such coordinators shall be as set forth in
SCHEDULE 1 hereto. Each party shall notify the other in writing as to the name, address and telephone number of any replacement for such designated coordinator.

     7.   PERFORMANCE STANDARDS.  Tyson will provide each Service to Buyer at
          ---------------------
the same levels of quality and timeliness of performance as Tyson achieved in providing like or similar Services to the Business immediately prior to the date hereof. In any event, all Services will be provided consistent with Tyson's past practices.

     8.   LIABILITY; INDEMNIFICATION.
          --------------------------

          (a) Except to the extent provided in Sections 8(b) and 8(c) below, nothing in this Agreement is intended to impose upon Tyson, and Tyson does not assume pursuant to this Agreement, any of the risks associated with operation of the Business after the date hereof, including, without limitation, product quality and liability therefor. Except as provided elsewhere in this Section 8 or in Section 3 hereof, neither party shall have any liability to the other party for any Losses (as defined in Section 8(d) below) incurred by such other party in connection with this Agreement or the performance of either party's obligations hereunder, whether such claim of liability arises in an action at law or in equity, and whether such claim sounds in contract or tort or otherwise.

          (b) Buyer agrees to indemnify, defend and hold harmless Tyson and its officers, directors, shareholders, controlling persons, affiliates and representatives (the "Tyson Indemnitees"), and each of them, from, against, for and in respect of any and all Losses suffered or incurred by a Tyson Indemnitee and resulting from, based upon or arising out of the provision of Services under this Agreement, other than Losses resulting from, based upon or arising out of any intentional breach of this Agreement by Tyson or the fraud, gross negligence or willful misconduct of Tyson in connection with the performance of its obligations under this Agreement.

          (c) Tyson agrees to indemnify, defend and hold harmless Buyer and its officers, directors, shareholders, controlling persons, affiliates and representatives (the "Buyer Indemnitees"), and each of them, from, against, for and in respect of any and all Losses suffered or incurred by a Buyer Indemnitee and resulting from, based upon or arising out of any intentional breach of this Agreement by Tyson or the fraud, gross negligence or willful misconduct of Tyson in connection with the performance of its obligations under this Agreement.

          (d) For purposes of this Agreement, a "Loss" shall mean any action, suit, proceeding, claim, cost, damage, expense, liability, loss or obligation, including but not limited to, interest or carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the collection, prosecution and defense of actions or claims and amounts paid in settlement pursuant to the terms of this Agreement, that may be imposed or otherwise incurred or suffered by the specified person (but a "Loss" shall not include consequential, speculative or punitive damages unless asserted by a third party).

     9.   TERMINATION.  This Agreement shall terminate on the first anniversary
          -----------
of the date hereof, but may be terminated earlier in accordance with the following:

          (a) upon the mutual written agreement of the parties;

          (b) as to any Service provided hereunder, upon the lapse of fifteen
(15) days after Buyer has notified Tyson to cease providing such Service;

          (c) by either Tyson or Buyer for material breach of any of the terms hereof by Buyer or Tyson, as the case may be, if the breach is not corrected within thirty (30) days after written notice of breach is delivered to the defaulting party;

          (d) by either Tyson or Buyer forthwith, upon written notice to Buyer or Tyson, as the case may be, if Buyer or Tyson, as the case may be, shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy.

Upon any such termination, Tyson shall be compensated for all Services performed to the date of termination in accordance with the provisions of this Agreement.

     10.  FORCE MAJEURE.  Any delays in or failure of performance by Tyson shall
          -------------
not constitute a default hereunder if and to the extent such delay or failure of performance is caused by occurrences beyond the reasonable control of Tyson, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of Tyson, and which by the exercise of reasonable diligence, Tyson is unable to prevent.

     11.  CONFIDENTIALITY.  Any and all information which is not generally known
          ---------------
to the public which is exchanged between the parties in connection with this Agreement, or which is directly or indirectly obtained by one party from the other in connection with the performance of Services hereunder, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party. Each party shall take reasonable measures to protect against nondisclosure of confidential information by its officers and employees. Confidential information shall not include any information (i) which is or becomes part of the public domain, (ii) which is obtained from third parties who are not bound by confidentiality obligations or (iii) which is required to be disclosed by law, regulation, legal process or the rules of any state or federal regulatory agency or any national stock exchange. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 11 and that the non-breaching party shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for such breach but shall be in addition to all other remedies available hereunder, at law or in equity, to the non-breaching party. The provisions of this section shall survive the termination of this Agreement.

     12.  INDEPENDENT CONTRACTOR STATUS.  Tyson shall be deemed to be an
          -----------------------------
independent contractor to Buyer. Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship between Buyer and Tyson.

     13.  ARBITRATION.  If a dispute, controversy or claim arises out of or in
          -----------
connection with the terms and conditions of this Agreement, it shall be submitted to binding arbitration which shall be conducted as follows: (a) the arbitrator shall be an independent third party knowledgeable of the beef further processing and distribution industries and mutually satisfactory to Buyer and Tyson; (b) the arbitrator, in conducting such arbitration, shall have access to all relevant documents and records of the parties; (c) the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date such arbitration is commenced and shall be final and binding on the parties hereto; and (d) all arbitration proceedings shall be conducted in English in a location mutually agreed upon by the parties.

     14.  AMENDMENT AND WAIVER.
          --------------------

          (a) This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon Tyson only if set forth in a writing executed by Tyson, and any such amendment or waiver will be binding upon Buyer only if set forth in a writing executed by Buyer.

          (b) No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     15.  NOTICES.  Except as otherwise expressly set forth in this Agreement,
          -------
all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, or by documented overnight delivery service, or sent by telecopy, telex, or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested. Notices, demands and communications to Buyer or Tyson will, unless another address is specified in writing, be sent to the address indicated below:

     If to Tyson, to:         Tyson Foods, Inc.
                              2210 Oaklawn Drive
                              P.O. Box 2020
                              Springdale, Arkansas 72765-2020
                              Attn:  John H. Tyson
                              (501) 290-4000
                              (501) 290-4028 (FAX)

     With a copy to:          Tyson Foods, Inc.
                              2210 Oaklawn Drive
                              P.O. Box 2020
                              Springdale, Arkansas 72765-2020
                              Attn:  David L. Van Bebber, Esq.
                              (501) 290-4000
                              (501) 290-7967 (FAX)

     If to Buyer, to:         Gorges/Quik-to-Fix Foods, Inc.
                              c/o Cravey, Green & Wahlen
                              Suite 210
                              Twelve Piedmont Center
                              Atlanta, Georgia 30305
                              Attn:  Bill Davies
                              (404) 816-3255
                              (404) 816-3258 (FAX)

     With a copy to:          Alston & Bird
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309-3424
                              Attn: Sidney J. Nurkin, Esq.
                              (404) 881-7000
                              (404) 881-7777 (FAX)

     16.  ASSIGNMENT.  This Agreement and all of the provisions hereof will be
          ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without prior written consent of the other party; provided, however, that Buyer may assign its rights hereunder to any lender to Buyer upon the condition that such lender may only exercise any of Buyer's rights hereunder if Buyer is then and continues to be in default under any credit agreement with such lender.

     17.  SEVERABILITY.  Whenever possible, each provision of this Agreement
          ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     18.  NO THIRD PARTY BENEFICIARIES.  This Agreement does not create any
          ----------------------------
rights in any person or party who is not a party to this Agreement.

     19.  NO STRICT CONSTRUCTION.  The language used in this Agreement will be
          ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     20.  SECTION HEADINGS.  The headings of sections contained in this
          ----------------
Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to sections or subsections refer to the corresponding sections and subsections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. This "Agreement" shall mean this Agreement and the Exhibits and Schedule hereto as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified. The words "herein," "hereby," "hereof," "hereinabove," and "hereinbelow," and words of similar import, refer to this Agreement as whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof, unless otherwise specifically noted.

     21.  COMPLETE AGREEMENT.  This document and the documents referred to
          ------------------
herein or attached hereto contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     22.  GOVERNING LAW.  The substantive law (and not the law of conflicts) of
          -------------
the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     23.  COUNTERPARTS.  This Agreement may be executed in one or more
          ------------
counterparts (including by means of FAXed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     24.  DEFINED TERMS.  Any capitalized term used but not defined herein
          -------------
(including in the Exhibits hereto) shall have the meaning set forth in the Purchase Agreement.


                           [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


                         TYSON FOODS, INC.,
                         A DELAWARE CORPORATION

[Corporate Seal]

                         By: /s/ David L. Van Bebber
                         -----------------------------------

                         Name: David L. Van Bebber
                          -----------------------------------

                         Title: Assistant Secretary
                         -----------------------------------


                         GORGES/QUIK-TO-FIX FOODS, INC.,
                         A DELAWARE CORPORATION

[Corporate Seal]

                         By: /s/ William A. Davies
                         -----------------------------------

                         Name: William A. Davies
                         -----------------------------------

                         Title: Secretary
                         -----------------------------------

                                  SCHEDULE 1

                             INITIAL COORDINATORS


FOR TYSON:

     Name:     Matt Venable

     Address:  Tyson Foods, Inc.
               2210 Oaklawn Drive
               Springdale, Arkansas 72765

     Phone:    (501) 290-5709

     Fax:      (501) 290-7908

FOR BUYER:


     Name:     J. David Culwell

     Address:  9330 LBJ Freeway
               Suite 1055
               Dallas, TX 75243

     Phone:    972-497-1033

     Fax:      972-994-1510

                                   EXHIBIT A

                   COMPUTER PROCESSING, ACCOUNTING, REPORTS,
              SCHEDULING, CUSTOMER SERVICE AND RELATED FUNCTIONS



STATEMENT OF INTENT

It is the intent of this agreement that Buyer be provided computer processing and related business services necessary to operate the Business on an ongoing basis, including but not limited to information systems support, computer processing time, telecommunications access, reporting, documentation, training, functional and technical support, interim processing of transactions, online access and others.

Detailed system and process requirements not specified in this document but necessary for ongoing operations of Buyer will be considered included in this agreement by this statement of intent.

Services described by this agreement are defined according to the time periods covered, and include Transition, Conversion, and Post Conversion Support services. In some cases, the time periods overlap.

 . Transition includes all time from moment of Closing to the point at which the
  ----------
  last remaining application is converted, and focuses on those services necessary to operate Buyer as a going concern in the absence of its own established systems and processes.

 . Conversion includes all time from the point at which conversion planning
  ----------
  begins for the first application up to and including the point at which the last remaining application is converted to Buyer. The focus of conversion services is on those services necessary to convert existing Tyson systems and processes being run on behalf of Buyer to Buyer's own systems and processes.

 . Post Conversion Support includes all time from the point at which an
  -----------------------
  application is converted to Buyer systems to a point in time 60 days after conversion date for that application. Each application will have a Post Conversion Support period.

The terms "routine," "normal," and "reasonable" used throughout this document in relation to Tyson services connote a level of service and performance that Tyson management would expect of its own service departments.

SERVICES PROVIDED DURING TRANSITION
-----------------------------------

DATA PROCESSING

 Applications

Application processing will be performed for the following applications in support of the locations listed with an X. Table 1 is intended to represent actual application processing services provided on the date of sale.

This service includes the appropriate handling and processing of all inbound inputs, timely processing of inputs and printing and distribution of outputs according to normal business priority.

                                    TABLE 1

                       TABLE OF APPLICATIONS BY LOCATION
                       ---------------------------------

                                                                 SIOUX    ORANGE
APPLICATIONS                               GARLAND   HARLINGEN   CENTER   CENTER
------------                               -------   ---------   ------   ------
DECISION SUPPORT SYSTEMS
------------------------
Executive Information System (EIS)            X          X         X         X

PLANT SYSTEMS
-------------
Maintenance Management System                 X          X         X         X
SIM/RF                                        X          X         X         X
Production Planning and Scheduling            X          X         X         X

WORKERS COMPENSATION                          X          X         X         X
--------------------

SOE/INV/TRK
-----------
Sales Order Entry (SOE)                       X          X         X          X
Inventory/Warehouse Mgmt (INV/WMS)            X          X         X          X
Trucking                                      X          X         X          X
MTP                                                                X          X

FINANCIAL SYSTEMS AND HR SYSTEMS
--------------------------------
Purchasing Management                         X          X         X          X
Vehicle Management                            X          X         X          X
Materials Management                          X          X         X          X
Vendor Application                            X          X         X          X

GLM - General Ledger                          X          X         X          X
FAM - Fixed Assets                            X          X         X          X
CPM - Capital Project / CIR                   X          X         X          X
APM - Accounts Payable                        X          X         X          X
DAS - Deduct Admin                            X          X         X          X
Payroll                                       X          X         X          X
*Insurance Benefits (per Buyer's
   instructions)                              X          X         X          X
*Cyborg HR System                             X          X         X          X
*Time and Attendance                          X          X         X          X
*Garnishments                                 X          X         X          X
*Credit Union                                 X          X         X          X
*Vision                                       X          X         X          X
*TALX                                         X          X         X          X
*Cobra                                        X          X         X          X
*PersMaster                                   X                    X          X


AS/400                                        X         X          X           X
------
Product Specification                                              X           X
Bill of Materials                                                  X           X
Production Line Scheduling                                         X           X
Product Costing                                                    X           X
Lab Test Tracking                                                  X           X
Blender System                                                     X           X
Materials Management                                               X           X
Attendance Management                                              X           X

NOTES TO TABLE 1:

 . Product specifications that have been converted to the new system should be available in acceptable format to be dumped to tape for conversion purposes.

 . The EIS system includes access to (in hard copy report form and not on-line access) margin reports, cost accounting, fixed assets, inventory, and all other data normally provided as part of this system.

 . Lab tests and other data recorded on paper are considered to be data and are transferable to Buyer.

 . The PC-based Excel pricing system in marketing will be made available on magnetic media along with authorization for its use and support in its use from those within Tyson with knowledge of the system.

 . The AS/400 applications are not currently in use at Garland and Harlingen.
  However, both plants have access to the systems should they choose to use them, and access to these systems will continue through transition.

 . Each of the applications indicated by an asterisk (*) relates to human resources/employee functions. With respect to these applications, Buyer will provide Tyson with Buyer's preferred practices and policies, and the parties will mutually determine a reasonable and practical method by which Tyson will provide Services for Buyer in these application areas.

HARDWARE AND SOFTWARE

Hardware and software systems physically located in the four Facilities are to be transferred to Buyer with the sale, and become property of Buyer, including any third-party support agreements that are in place as of the date of sale, including but not limited to the hardware and software shown in Table 1, except any software that is proprietary to Tyson. Also, any hardware or software at Tyson that is being stored on behalf of any of the Facilities, or is under repair at any other facility or vendor, or for any reason is not located on site but is the rightful property of one of the four Facilities, becomes property of Buyer on the date of sale and should be transferred to Buyer in a timely manner. Computer hardware and software, including but not limited to laptop/notebook computers, in use by employees transferring to Buyer, regardless of whether they are located at one of the four Facilities, will be transferred to Buyer.

PROCESS SERVICES

During the Transition period, there will be a need for certain business processes to be performed by Tyson on behalf of Buyer. This will, in many cases, require the commitment of Tyson resources (i.e. personnel) to perform the
duties described below.   Some changes may be made by Buyer to daily duties and
responsibilities of those processing transactions on behalf of Buyer in order to facilitate the transition.

As a condition of the sale, Tyson has agreed to provide process support for many of the business functions necessary to continue smooth and efficient processing, delivery, and accounting for customer orders and payments. It is the intent of this agreement that Tyson employees acting on behalf of Buyer will do so in a manner consistent with Tyson standards of operations and customer care, notwithstanding exceptions expressly designated by Buyer.

In order to facilitate the transition of processes from Tyson employees to Buyer employees, Buyer may require changes to processes that require more or less of Tyson employee(s) time and effort. Also, toward this end, Tyson agrees to provide training to Buyer employees in various areas including but not limited to customers, products, shipping/delivery requirements, brokers, salesmen, and other critical functions. The training may occur either at Tyson headquarters or at Buyer, as designated by Buyer. Implicit in this agreement is access by trainees to personnel and records located at Tyson headquarters, for periods of time to be mutually agreed upon, but not less than is reasonable for training purposes.

The functions to be provided by Tyson during the transition period include, but are not limited to, the following:

     BILLING/INVOICING
          Responsible Party- Dede Kendrick, Billing Supervisor

          Includes but not limited to invoice processing, exception handling, bursting, decollating, preparing for mailing and mailing, and all accounting and reporting processes required for adequate control. Buyer will have the option of printing locally at the Garland Facility any or all of the billing/invoicing forms and reports.

     PAYROLL PROCESSING
          Responsible Party - Mark Hayre, Payroll Manager

          Plant sites will continue to gather time and attendance locally using automated means for hourly and some clerical positions. Tyson will provide full payroll processing services including printing and delivery of checks and remittances, and the facilitation of direct deposit where appropriate. Line and clerical personnel will be paid weekly or 52 times per year. Management/salaried personnel will be paid biweekly or 26 times per year. Monthly payroll exceptions will be converted to biweekly. Buyer will provide stock forms for checks and remittances.

          Buyer will choose its own benefits provider, and will direct Tyson as to the appropriate deductions and payments to be made for each payroll period.

          401k deductions will be terminated as of date of sale, as will any applicable stock purchase programs.

          The Human Resources department at Tyson will provide reasonable assistance to Buyer's Human Resources department in preparing the targeted jobs tax credits and other government program data.

          Buyer will set up a separate transaction account for payroll processing.

     ACCOUNTS PAYABLE
          Responsible Party -Rick Steichman, A/P Manager

          Tyson will provide accounts payables processing and check printing and mailing. Buyer will continue to use payables clerks at the plant locations to match invoices with purchase orders and receiving documents, and key the payables data into the system.

          Sales and marketing and other miscellaneous expense data will be collected and keyed at the Garland Facility.

     ACCOUNTS RECEIVABLE/CASH APPLICATION/CREDIT
          Responsible Party - Joyce Harrelson, A/R Supervisor

          Subject to the Collection Agreement (as defined in the Purchase Agreement), Tyson will support Buyer by providing system support and reporting for facilitating accounts receivable management, the application of cash to open invoices, and the setting and managing of credit and credit limits and exceptions. Buyer will assume appropriate management decisions associated with credit processes including granting initial credit and setting and changing credit limits.

          Tyson will continue to support lockbox processing, and has agreed to provide separate lockbox processing at NationsBank of Dallas, Texas.

     GENERAL LEDGER PROCESSING
          Responsible Party - Jim Beaty, Accounting Manager

          Tyson will provide full general ledger processing for Buyer as a separate company. Buyer will be granted authorization to make all necessary entries to the general ledger including adjusting entries, reclassifications, prior and current period adjustments, etc. Buyer may make changes to the chart of accounts as required, subject to the reasonableness of the request and Tyson's standard procedures.

     BANK RECONCILIATION
          Responsible Party - Jim Beaty, Accounting Manager

          Bank reconciliation will occur at Buyer, and Tyson will provide Buyer original documents concerning deposits, statements, lockbox listings, system reports, etc., necessary to perform full account reconciliation.

     SALES ORDER ENTRY/INVENTORY MANAGEMENT
          Responsible Party - Jamia Fields, Manager, Sales Support

          Sales order entry will require Tyson employees to be staffed as needed to process orders in a timely fashion. These employees will be resident in Tyson facilities and remain as Tyson employees, and may be asked to perform related duties including pricing, deductions processing, expediting, product prorating, electronic data interchange orders (EDI), responding to bids, program paying processing, promotions, and other duties as reasonably requested by Buyer.

          Buyer will set prices and maintain the products and prices in the system. Sales Order clerks will require a separate Purchase Order number for Beef and Pork orders.

          Buyer may, at its option, change the 1-800 inbound telephone number used for beef and pork telephone orders. Buyer shall be responsible for the cost of such change, and Tyson will accommodat this change should it occur while orders are still being taken at Tyson headquarters at Springdale.

     PRICING
          Responsible Party - Stacy Jaycox,  Pricing Supervisor

          A Tyson employee to be mutually determined will act as Pricing Coordinator to verify order prices and publish/distribute price schedules for Buyer, with all price information to be determined by Buyer.

     TRAFFIC/TRANSPORTATION
          Responsible Party - Bryan McDuffie, Director of Distribution

          Tyson will continue to provide services related to truckload building and the contracting of carriers for delivery of Buyer product to customer and distributor locations. Tyson will also provide at the request of Buyer intra- and interstate transfers of inventory.

     INVENTORY AND WAREHOUSE MANAGEMENT, SALES ACCRUAL TRACKING
          Responsible Party - Marty Bryan, Director Sales and Distribution Accounting

          Buyer will continue to maintain regular and consigned inventory in public and privately owned warehouses currently in use and at additional locations designated by Buyer. Tyson will transfer all Buyer inventory to accounts in Buyer's name at all inventory locations. Buyer will be responsible for determining levels of inventory to be held at each location.

          It is understood by both parties that Buyer will establish its own distribution network during the transition period, and may request changes in process and procedure that will facilitate the transition.

          Sales accrual tracking data will also be provided to Buyer on a regular basis.

          With respect to Sales Order Entry/Inventory Management, Traffic/ Transportation and Inventory and Warehouse Management, Sales Accrual Tracking, Tyson shall continue to provide for all of Buyer's products and customers all services that Tyson currently performs in connection with the Business with respect to receiving, entering and processing customer orders; scheduling production, storage and distribution of products; providing customer service; and generally performing logistical services. Without limiting the generality of the immediately preceding sentence, Tyson will provide for Buyer to maintain such regular and consigned inventory, in such amounts that Buyer shall determine, in warehouses or other storage facilities which are either owned or leased by Tyson or its subsidiaries and routinely used by Tyson or its subsidiaries in conneciton with the Business. The parties expressly agree, however, that the costs for the transportation and storage of products shall be at Buyer's expense, and Buyer shall pay the charges of any third-party provider of such services that is scheduled by Tyson, or reimburse Tyson if it provides such services (at rates that are reasonable and comparable to rates charged by other providers in the marketplace and consistent with past practices for the Business and for other Tyson business units).


     TAX REMITTANCE
          Responsible Party - Kevin Griffin, Director of Taxation

          Tyson will remit sales and use taxes, payroll withholding taxes, and supervise Buyer's selected agents in remittance of unemployment insurance taxes to any and all taxing jurisdictions where such taxes are due and payable. Buyer will provide Tyson with the applicable Power of Attorney to perform these tasks.

Buyer reserves the right to access the Tyson records, files, data, and personnel associated with the functions listed above for the purpose of performing routine inspection and audits.

FORMS

Certain of the business functions listed above will require either new or changes to existing computer printed forms, letterhead, invoices, and other consumable items. Tyson agrees to make system changes to printed forms and external reports to reflect new names and identifiers for Buyer. Buyer will provide Tyson with those preprinted forms necessary to conduct business under the new company name.

PRODUCTION OF REPORTS

Timing

  Reports will be produced for Buyer on a timely basis and will be accurate and free from defects as normally and routinely provided to Tyson management.

Delivery of reports

  Reports will be delivered using normal and routine processes as defined by those processes to deliver reports used in the months up to and including the date of sale. This should include shipping reports to Buyer headquarters in Garland, TX, and/or directly to the other three Facilities as defined by normal and routine use.

ACCESS TO INFORMATION DATABASES

Online-databases

  The telecommunications network will be available to Buyer 24 hours each day, seven days per week through the final post conversion support period. Online access, to the extent that it is provided on the date of sale, to all databases related to or incidental to the applications listed in Table 1, will be provided to Buyer employees using routine access policies and procedures. New employees will be granted access in a timely manner, and terminated employees will have access removed in a prudent and reasonable timeframe. Response times and uptimes will be reasonable and will be no worse than response times and uptimes provided to Tyson employees.

  Additionally, Tyson will provide additional terminals and necessary telecommunications to increase the number of available terminals at the Garland, TX , Facility to a total of 15. Charges for this additional service level will be paid by Buyer. The response times to all sites should be maintained at levels incurred prior to the sale.

Archived databases

  Access to archived data for three years prior to the date hereof, will be granted to Buyer employees for the purposes of accessing prior period information. Access, information, reports, and technical assistance will be provided in a timely manner.

Hardcopy databases

  To the extent that hardcopy data exist and related to the ongoing business of Buyer, Tyson will provide access and/or a copy of such databases to Buyer for use at their discretion.

HISTORICAL INFORMATION

Tyson will maintain three years historical data related to Buyer during the transition period, at which time it will make historical data available to Buyer. Access to historical information during the transition period will be granted to Buyer employees in a manner consistent with that prior to the sale. Reports of historical information will be produced according to routine business practices at Tyson, and distributed to Buyer in a timely manner.

SYSTEM MAINTENANCE

Enhancements

  Enhancements to current system processes will be made through routine business procedures currently in process at Tyson, with Tyson providing a number of hours of maintenance development per month at a level consistent with past practices. Unused maintenance hours in any given months will carry over to the following months. Enhancements and additional maintenance hours requested by Buyer in excess of 100 will be billed as contemplated in Section 3 of this Agreement.

Correction of "bugs"

  From time to time, software applications fail to perform as designed for various reasons. Tyson will apply routine business practices toward correcting software "bugs" in a timely fashion and will prioritize the correction effort in a manner consistent with standards used at Tyson. There will be no charges for or limits to the effort of Tyson on behalf of Buyer systems toward correcting system deficiencies defined as "bugs".

Development

  Buyer will make every effort to limit the need for development of new functionality to software application development during the transition period. However, should the need arise, Tyson will apply its routine business procedures and policies in establishing priority for development requested, and Buyer will agree to pay charges related to development as contemplated in
  Section 3 of this Agreement.

USER SUPPORT

Functional

  Functional support is defined as providing expertise to Buyer system users in answering questions related to how application software works. Functional support will be provided by Tyson to Buyer employees during the transition, conversion and post conversion support periods in a manner consistent with standard Tyson procedures. This will include help desk and phone support and research requests made by Buyer employees.

Technical

  Technical support is defined as providing expertise and corrective services to problems related to application processing that transcend software functionality. An example would be in the area of telecommunications, i.e. a terminal is "down," but the software appears to be working elsewhere in the company. Technical support will cover any and all requests of a technical nature to restore the system to normal operating mode. To the extent that the technical problem is determined to reside with equipment owned entirely by Buyer, or related to a specific Buyer location, Tyson will help facilitate Buyer employees resolving the issue. During the conversion and post conversion support periods, technical support requests from Buyer will be given the priority necessary to facilitate such conversion.

Training

  Tyson will provide system, application, functional and technical training to Buyer employees to the extent that such training is not provided under contract by a third party vendor. This training will be mutually determined, and timing of delivery will be coordinated with Tyson. Due to the fact that most of the packaged software in place at Tyson has been heavily modified, Tyson will be responsible for training of packaged software as well as software that is developed in-house.

ACCESS TO THIRD PARTY PROVIDERS

In many cases, Tyson has contracted with outside or third party providers for software, hardware, telecommunications, functional and technical training and support. To the extent that any service provided to Buyer during the transition period involves a third party provider, Tyson will grant access to and use of that provider to Buyer employees as if they were employees of Tyson. Buyer will make every effort to rely on third party providers to answer questions and receive support. All contact by Buyer with such third party providers shall be only with Tyson's prior knowledge and approval.

DISASTER RECOVERY

Tyson will provide disaster recovery services necessary to support Buyer during the transition period such that Buyer may resume operations in a reasonable timeframe following a disaster. Disaster recovery plans and systems in place as of the date of Closing, including but not limited to off-site processing sites, contracts to provide disaster recovery services, telecommunications services, and others, will be presumed to cover and include Buyer during the transition period and extending through the conversion period. Disaster recovery plans, policies and procedures will be made available to Buyer, and Buyer employees will be kept updated with regard to changes to disaster recovery plans. Tyson will include, where appropriate, Buyer employees in testing disaster recovery preparedness.

DATABASE ADMINISTRATION

Normal and routine administration of all databases related to the list of applications in Table 1 will continue during the transition period. From time to time, special database administrative actions requested by Buyer will be performed according to established priority and scheduling.

REMOTE ACCESS - EMAIL SYSTEMS

Buyer employees will be allowed all access and maintenance rights associated with use of the corporate electronic mail systems. This will include Tyson maintenance of the associated telecommunications systems and hardware necessary to provide access and availability to all four Buyer locations, and to remotes users such as salesmen who dial-in from time to time.

REPORT WRITER

Access to the various report writing utilities and software applications will remain in use by Buyer employees during the transition period. Printed reports will be delivered with daily printed reports produced by core applications and included with daily shipments/deliveries.

ROUTINE CHANGES TO PRODUCTION SYSTEMS

Buyer will be made aware of all changes to production systems within a reasonable timeframe prior to implementation of such changes. Training, documentation, functional and technical support, and all other services routinely provided to Tyson employees to implement the changes will be made available to Buyer employees in a manner and timeframe conducive to effective implementation.

Tyson will use its best efforts to avoid any changes to production systems that may adversely impact the conversion of any application system listed in Table 1.

SYSTEM DOCUMENTATION

All system documentation currently in existence and that is developed in the future relative to the applications in Table 1 will be made available to Buyer at the same time it becomes available to Tyson employees. Tyson will provide at least one copy per location of all pertinent documentation, and deliver each
copy to the individual location.   All documentation relevant to Tyson owned
systems will be returned promptly following the transition period.

COMPUTER LICENSES

All licenses, contracts, bills of sale, and any other written proof of ownership, right to do business with, right to access, etc., associated with computer hardware, vendor support, telecommunications, written materials, or any other aspect of business associated with Buyer and its acquired assets will be transferred and/or made available to Buyer on date of Closing.


SERVICES PROVIDED DURING CONVERSION
-----------------------------------

Conversion of applications processes from Tyson to Buyer will occur in phases over the course of the transition period. There will be one "conversion" for
each of the applications listed in Table 1.    Application conversion sequence
and timing will be closely coordinated with Tyson, as will the transition of business processes (i.e. cash application). It is the intent of Buyer to make the conversion of all application systems at the earliest possible time while not jeopardizing Buyer's ability to continue successful operation.

Software, hardware, communications and related decisions concerning systems and processes at Buyer will be made by Buyer.

It is the intent of Buyer to secure services from Tyson necessary to perform a successful, timely, accurate conversion or in continuing successful business operations. The parties agree that to the extent that a particular conversion service is not listed in this agreement, but would be required to meet the objectives of Buyer in performing a successful, timely, accurate conversion, and it is reasonable that the service be provided in support of conversion effort, that service will be provided by Tyson, subject to charges to Buyer as contemplated in Section 3 of this Agreement.

TECHNICAL SUPPORT

The first and most important step in conversion is conversion planning. Subject to Section 3 of the Agreement, Tyson will assist with technical support necessary to ensure that all required data is identified and prepared in a format acceptable by the new system. This will include but is not limited to, data mapping (from Tyson to the new system), designing and programming conversion programs, running conversion programs and producing magnetic media to support transferring the data to the new system, and assisting in conversion balancing and reconciliation where appropriate.

File layouts

  Tyson will provide file layouts and field level technical details for all records, forms, data sets and/or databases (for the three-year period prior to Closing) as required to perform data mapping and design of conversion programs.

Tape dumps

  In an effort to perform a successful conversion, Buyer may desire to perform one or more trial runs of the conversion effort prior to performing the actual conversion. This will require Tyson to provide trial run samples of conversion tapes. Tyson agrees to provide these tapes, up to three valid and readable tapes, for each application conversion, on a schedule to be agreed upon by both parties.

Assistance in data mapping

  Data mapping is the process of mapping each data field in the present Tyson systems to data fields in the new Buyer systems. Tyson will participate in data mapping to the extent that assistance is needed concerning various areas of the current systems including but not limited to definitions and formatting of data, chart of accounts, translation of codes, or specific processing routines in the Tyson systems. Tyson will not be expected to participate in understanding fields in the Buyer systems.

Temporary Interfaces

  In the process of converting from one application system to another over a period of time, there will be a need to design, program and implement temporary interface programs that format and transfer data from one application to one or more additional applications. Subject to Section 3 of the Agreement, Tyson will assist with the technical and functional support necessary to design, program and implement necessary conversion programs during the conversion period. Tyson further agrees to continue the operation of the interfaces through the final post conversion period.

Access to functional and technical specialists at Tyson

  As other conversion issues arise, Tyson will provide reasonable and timely assistance concerning functional and technical areas of the current Tyson systems covered in this agreement.

POST CONVERSION:
----------------

After conversion of data from each Tyson application system to Buyer systems, Tyson will maintain the converted system on its computer in a usable format for a period of 60 calendar days. During that period of time, Tyson will continue to provide functional and technical support necessary to resolve conversion issues that arise after data conversion, and support the first month-end closing process of Buyer for each application. At the end of the 60 day period, Tyson may remove data associated with Buyer from computer systems and archived databases.

Tyson will provide reasonable assistance and support during year-end closing process of all application systems listed in Table 1.


OTHER ISSUES
------------

Points of Contact

  Tyson will provide a single point of contact for Buyer to report and coordinate resolution of all issues regarding services provided under this Exhibit A. At least two alternate points of contact will be provided as back up for the primary point of contact. The primary and alternate points of contact together will be available from 8:00 am to 5:00 p.m. each business day, and from 8:00 to 5:00 on each of the three days prior to any application conversion, which may include weekends and holidays.

Notice of planned maintenance and downtime

  From time to time system maintenance must be performed on an "emergency" basis which may cause downtime to the application systems which was not scheduled (unplanned). For purposes of this Agreement, unplanned maintenance or downtime will be defined as any maintenance performed by Tyson in which reasonable notice was not provided to Buyer. Tyson will make every effort to notify Buyer of such maintenance effort prior to the maintenance being implemented, to minimize its adverse impact.

                                   EXHIBIT B

                           KITCHEN AND TEST FACILITY


Tyson will permit Buyer to use Tyson's kitchen, laboratory and other related facilities that are used in connection with product research and development, located at Tyson's Springdale, Arkansas facilities. Tyson will (i) permit Buyer's employees to have full and complete access to such facilities, including access to incidental supplies used in such research and development activities (for example, spices and seasonings), and (ii) provide such Buyer's employees with reasonable support services relating to their research and development activities (including, but not limited to, purchasing supplies and administrative and clerical support).

                                   EXHIBIT C

                                TRAVEL PLANNING



Tyson shall provide for Buyer's employees such business travel planning services as Tyson currently provides for its own employees, which currently is provided through a third-party travel agency. Buyer shall be responsible for all costs of its employees' travel.